Exhibit 99.1

Yum! Brands Inc. Reports Strong Full-Year 2007 EPS Growth of 15% or $1.68 per share, Led by China and International Divisions; Increases 2008 EPS Guidance

LOUISVILLE, Ky.--(BUSINESS WIRE)--Yum! Brands Inc. (NYSE: YUM) today reported results for the fourth quarter and year ended December 29, 2007.

FULL-YEAR HIGHLIGHTS

  Worldwide system-sales growth of +8% driven by record new-unit growth in mainland China and Yum! Restaurants International (YRI)
  Worldwide same-store-sales growth of +3% and operating profit growth of +8%
  Double-digit operating-profit growth from international divisions: China +30% and YRI +18%, offsetting a 3% decline in the U.S.
  Lower-than-expected effective tax rate of 23.7%
  Record payout to shareholders of $1.7 billion through share buybacks and dividends, with buybacks reducing diluted share count by 4% at a cost of $33.66 per share
  Favorable foreign currency conversion impact of about $0.06 EPS

FOURTH-QUARTER HIGHLIGHTS

  Very strong system-sales growth from mainland China +42% and YRI +16%
  Worldwide same-store-sales growth of +4%, including +17% growth in mainland China, +5% growth in YRI, and +1% growth in the U.S.
  Exceptional operating profit growth of +44% for China Division
  EPS of $0.44 or growth of 5%

Note: All preceding comparisons are versus the same period a year ago unless noted. In addition, all same-store-sales growth figures quoted in this document represent system results unless noted otherwise.

FULL-YEAR 2008 OUTLOOK

The company raised its full-year 2008 EPS forecast from $1.82 to $1.85 per share, or at least 10% growth. This is prior to significant one-time gain items described later in this release.

David C. Novak, Chairman and CEO, said, “I am pleased to report that we ended our first decade as a public company in 2007 by once again demonstrating the underlying power of our global portfolio of leading restaurant brands. Fueled by strong 2007 same-store-sales growth of 3% and continued profitable international expansion, including record new-restaurant openings of 471 in mainland China and 852 in YRI, we achieved 15% EPS growth. This marks the sixth straight year of delivering on our commitment of at least 10% annual EPS growth.

“Importantly for shareholders, our China and YRI divisions continued to generate outstanding operating results, with full-year same-store-sales growth of +10% and +6%, and operating profit growth of +30% and +18%, respectively. With such powerful results, we generated record cash from operating activities of nearly $1.6 billion and returned an all-time high of $1.7 billion to our shareholders through share repurchases and dividends. Additionally, we announced in October our plan to substantially increase the amount of share buybacks over the next two years, repurchasing a total of up to $4 billion of the company’s outstanding common stock.

“As we enter our second decade, we expect 2008 to be another excellent year. We are confident we can continue to build on our track record of growing EPS at least 10% each year by generating 20% operating profit growth from our China Division, 10% from our YRI Division and 5% from our U.S. businesses. Our teams, strategies and financial strength have never been better, and we are totally focused on delivering exceptional results for our shareholders.

“Shareholders should expect us to continue building consistent value by differentiating our global portfolio of brands and driving profitable global expansion through our four key strategies: building leading brands in China in every significant category; driving aggressive international expansion and building strong brands everywhere; dramatically improving U.S. brand positions, consistency and returns; and driving industry-leading, long-term shareholder and franchisee value.”

CHINA DIVISION

	Fourth Quarter				Full Year
($ million, except restaurant counts and percentages)			% Change				% Change
	2007	2006	Reported	Excl F/x	2007	2006	Reported	Excl F/x
Mainland China (MLC) - Traditional Restaurants	2,558	2,121	+21	NA	2,558	2,121	+21	NA
KFC	2,140	1,822	+17	NA	2,140	1,822	+17	NA
Pizza Hut Casual Dining	351	254	+38	NA	351	254	+38	NA
Pizza Hut Home Service	53	37	+43	NA	53	37	+43	NA
System-Sales Growth %			+39	+30			+31	+24
MLC system-sales growth %			+42	+35			+34	+28
MLC Same-Store-Sales Growth %			NA	+17			NA	+12
Restaurant Margin %	17.4	17.8	(0.4)	(0.4)	20.1	20.4	(0.3)	(0.3)
Operating Profit	99	70	+44	+36	375	290	+30	+23

CHINA DIVISION COMMENTS

  For 2007, we opened a record 471 new units in mainland China, further strengthening our leadership position in China’s rapidly growing restaurant category. In 2006, we opened 364 new restaurants in mainland China.
  Mainland China’s fourth-quarter same-store-sales growth of 17% was the best ever for the market, while simultaneously achieving record-level unit growth in 2007.
  For the fourth-quarter and full-year 2007, the slight decrease in restaurant margin percentage was better than anticipated, as record same-store-sales growth largely offset unusually high food-cost inflation. We expect high food-cost inflation to continue into the first half of 2008 and moderate later in the year.
  Foreign currency conversion continued to provide benefit in both fourth-quarter and full-year operating profit, $6 million and $19 million, respectively.

YUM! RESTAURANTS INTERNATIONAL DIVISION (YRI)

	Fourth Quarter				Full Year
($ million, except restaurant counts and percentages)			% Change				% Change
	2007	2006	Reported	Excl F/x	2007	2006	Reported	Excl F/x
Traditional Restaurants	12,173	11,710	+4	NA	12,173	11,710	+4	NA
System-Sales Growth %			+16	+9			+15	+10
Franchise & License Fees	188	157	+20	+12	568	494	+15	+10
Operating Margin %	13.9	14.2	(0.3)	(0.5)	15.6	17.6	(2.0)	(2.0)
Operating Profit	133	119	+11	+3	480	407	+18	+12

YRI DIVISION COMMENTS

  For the fourth quarter, YRI’s operating profit growth was negatively impacted by 5 percentage points due to incremental investments in KFC sales-growth initiatives, incremental incentive compensation, and selected, market-level organizational restructuring.
  For 2007, we opened a record 852 new restaurants in our YRI Division, 94% of which were opened by our franchise and joint-venture partners. This is the ninth consecutive year of at least 3% year-over-year YRI net unit growth. YRI continues to build an enviable development track record.
  YRI same-store-sales growth was strong at +5% and +6% for fourth-quarter and full-year 2007, respectively.
  Franchise fees, a key driver of our high-return business, passed the $500 million mark during 2007 with full-year growth of 15%.
  The strength of foreign currencies versus the U.S. dollar continued to provide benefit in both fourth-quarter and full-year operating profit, $10 million and $24 million, respectively.

UNITED STATES BUSINESS

	Fourth Quarter			Full Year
($ million, except restaurant counts and percentages)
	2007	2006	% Change	2007	2006	% Change
Traditional Restaurants	17,977	18,117	(1)	17,977	18,117	(1)
Same-Store-Sales Growth %
System	+1	Even	NM	Even	+1	NM
Company	(1)	(2)	NM	(3)	Even	NM
Franchisee Sales	4,060	3,877	+5	13,304	12,804	+4
Company Sales	1,348	1,437	(6)	4,518	4,952	(9)
Franchise & License Fees	207	197	+5	679	651	+4
Restaurant Margin %	12.1	13.5	(1.4)	13.3	14.6	(1.3)
Operating Margin %	12.7	12.1	+0.6	14.2	13.6	+0.6
Operating Profit	196	198	(1)	739	763	(3)

U.S. BUSINESS COMMENTS

  Fourth-quarter same-store-sales growth was +1%, driven by broad-based growth in our franchise business.
  Taco Bell company same-store sales performance improved to flat in Q4 after declines in the first three quarters of 2007.
  Restaurant margin percentage declined due to unusually high food-cost inflation, with full-year commodity-cost inflation of $44 million, partially mitigated by pricing. Nearly half of the commodity inflation occurred in the fourth quarter.
  As anticipated, fourth-quarter and full-year 2007 operating margin percentage improved due to higher franchise fees and reduced G&A expense from increased franchise ownership.

CORPORATE AND UNALLOCATED G&A EXPENSES

For the fourth quarter, the $31 million year-over-year increase in corporate and unallocated G&A expenses was mainly due to higher annual incentive compensation, investments in strategic projects, and litigation-related expenses.

TAX RATE

Tax rates for fourth-quarter and full-year 2007 were lower than prior year due to recognition of foreign-tax credit benefits.

U.S. REFRANCHISING UPDATE

During 2007, a total of 304 company-owned U.S. restaurants were sold to franchisees. Since the beginning of 2006, our U.S. refranchising program has reduced the percentage of company ownership from 26% to 22% at the end of 2007. As we previously announced in our 2008 guidance, we are expanding our refranchising of U.S. company-owned restaurants, with company ownership to potentially reach below 10% by year-end 2010.

SHAREHOLDER PAYOUTS

During the fourth quarter of 2007, we purchased 16 million shares at an average purchase price of $37.03, or a total of $603 million. For the year, we purchased 42 million shares at an average purchase price of $33.66, or a total of $1.4 billion, reducing average diluted shares outstanding by 4%, the third consecutive year with share reduction as a result of substantial share buybacks. Over the past two years, the company’s share repurchases reduced average diluted share count by 9%, at an average cost per share of $29.31.

For 2008, we expect to return over $2 billion to shareholders through both dividends and significant share buybacks.

FULL-YEAR 2008 UPDATE

  EPS of $1.85 or at least 10% growth. This is prior to the significant one-time gain items outlined below.
  For full-year 2008, we expect a one-time gain from the sale of our minority interest in KFC Japan during the first quarter, as well as gains from global refranchising. We expect these gains will be partially offset by charges relating to G&A productivity initiatives and realignment of resources, as well as investments in our U.S. brands to drive stronger growth. The net impact of the gains and charges is expected to generate approximately $50 million in pre-tax profit, or about $0.06 full-year EPS, which is not included in our full-year 2008 guidance of $1.85.
  As we previously communicated during our annual investor conference on December 12, 2007, we expect the expansion of U.S. refranchising will generate the following financial impacts over a three-year period: pretax sales proceeds (net of investment) of about $1.1 billion, U.S. margin improvement of about 2.5%, neutral to slightly dilutive to U.S. operating profit, YUM ROIC improvement of about 3 percentage points, net refranchising gains of about $350 million, and EPS accretion of about 2%.

For our detailed full-year 2008 guidance and supplemental guidance, please refer online to http://www.yum.com/investors/news.asp and http://investors.yum.com/phoenix.zhtml?c=117941&p=irol-newsEarnings.

Q1 2008 EPS UPDATE

In the first quarter of 2008, we expect the following one-time impacts: pre-tax gain of approximately $87 million from the sale of our minority interest in KFC Japan; charges of up to $10 million before taxes related to G&A productivity initiatives and realignment of resources to drive stronger U.S. brand growth; and expected refranchising losses of about $20 million.

YUM! ONGOING EARNINGS GROWTH MODEL (UPDATED)

  China Division operating-profit growth of 20%. This growth is driven largely by new-unit development in mainland China. Our key metric for mainland China is system-sales growth with an annual target of +20% driven by at least 425 new-restaurant openings.
  YRI Division operating-profit growth of 10%. This growth is driven mainly by new-unit development, measured by system-sales growth of at least 5% (3% to 4% unit growth and 2% to 3% same-store-sales growth) including 750 new-restaurant openings.
  U.S. operating-profit growth of 5% with same-store-sales growth of 2% to 3% and leverage of the G&A infrastructure.
  EPS growth of at least 10%. This assumes operating profit performance from our three lines of business as previously noted with additional benefit from reduction in shares outstanding due to substantial share buybacks.

2007 Fourth-Quarter End Dates		2008 First-Quarter End Dates
International Division	12/3/2007	International Division	2/25/2008
China Division	12/31/2007	China Division	2/29/2008
U.S. Business	12/29/2007	U.S. Business	3/22/2008

CONFERENCE CALL

Yum! Brands Inc. will host a conference call to review the company’s financial performance and strategies at 9:15 a.m. ET Tuesday, February 5, 2008.

For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.

The call will be available for playback beginning at noon Eastern Time Tuesday, February 5, through midnight Friday, February 15. To access the playback, dial 800/642-1687 in the United States and 706/645-9291 internationally. The playback pass code is 30596664.

The call and the playback can be accessed via the Internet by visiting Yum! Brands’ Web site, www.yum.com, and selecting “4th-Quarter Earnings Webcast.”

For your added convenience, a podcast will be available within 24 hours of the end of the call at www.yum.com/investors.

ADDITIONAL INFORMATION ONLINE

Fourth-quarter restaurant-count details, definitions of terms, and segment-results reconciliation are available online at http://investors.yum.com/phoenix.zhtml?c=117941&p=irol-newsEarnings.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These “forward-looking” statements reflect management’s current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Accordingly, you are cautioned not to place undue reliance on forward-looking statements. Factors that can cause actual results to differ materially include, but are not limited to, changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences or perceptions concerning the products of the company and/or our competitors, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and marketing, advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our strategies for refranchising and international development and operations; the ongoing business viability of our franchise and license operators; our ability to secure distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; unexpected disruptions in our supply chain; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of pending or future legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; new legislation and governmental regulations or changes in legislation and regulations and the consequent impact on our business; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands’ financial and other results are included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Yum! Brands Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system restaurants with over 35,000 restaurants, which includes over 2,000 licensed restaurants, in more than 100 countries and territories. Four of the company’s restaurant brands — KFC, Pizza Hut, Taco Bell and Long John Silver’s — are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver’s brands. The company and its franchisees today operate over 3,500 multibrand restaurants. Outside the United States in 2007, the Yum! Brands’ system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. For the past four years, the company has been recognized as one of Fortune Magazine’s “Top 50 Employers for Minorities.” It also has been recognized as one of the “Top 50 Employers for Women” by Fortune, one of the “40 Best Companies for Diversity” by Black Enterprise Magazine for the past three years, one of Black Enterprise Magazine’s “30 Hottest Franchises for 2006,” one of the “Corporate 100 Companies Providing Opportunities for Hispanics” by Hispanic Magazine, one of the “Top 50 Corporations for Supplier Diversity” by Hispanic Trends Magazine and by BusinessWeek as one of the “Top 15 Companies for In-Kind Corporate Philanthropy.”

Yum! Brands, Inc. Consolidated Summary of Results (amounts in millions, except per share amounts) (unaudited)

	Quarter		% Change B/(W)	Year		% Change B/(W)
	12/29/07	12/30/06		12/29/07	12/30/06

Company sales	$2,842	$2,645	7	$9,100	$8,365	9
Franchise and license fees	420	371	13	1,316	1,196	10
Total revenues	3,262	3,016	8	10,416	9,561	9

Costs and expenses, net
Food and paper	900	803	(12)	2,824	2,549	(11)
Payroll and employee benefits	720	681	(6)	2,305	2,142	(8)
Occupancy and other operating expenses	846	796	(6)	2,644	2,403	(10)
Company restaurant expenses	2,466	2,280	(8)	7,773	7,094	(10)
General and administrative expenses	463	398	(16)	1,293	1,187	(9)
Franchise and license expenses	10	11	10	40	35	(14)
Closures and impairment expenses	23	34	NM	35	59	NM
Refranchising (gain) loss	(6)	(17)	NM	(11)	(24)	NM
Other (income) expense	(24)	(19)	37	(71)	(52)	41
Total costs and expenses, net	2,932	2,687	(9)	9,059	8,299	(9)
Operating profit	330	329	1	1,357	1,262	8
Interest expense, net	54	49	(10)	166	154	(8)
Income before income taxes	276	280	(1)	1,191	1,108	8
Income tax provision	45	48	6	282	284	1
Net income	$231	$232	—	$909	$824	10

Effective tax rate	16.4%	17.2%		23.7%	25.6%

Basic EPS Data
EPS	$0.45	$0.43	5	$1.74	$1.51	15
Average shares outstanding	509	537	5	522	546	4

Diluted EPS Data
EPS	$0.44	$0.42	5	$1.68	$1.46	15
Average shares outstanding	528	556	5	541	564	4

Dividends declared per common share	$0.30	$0.30		$0.45	$0.4325
See accompanying notes.
Yum! Brands, Inc. CHINA DIVISION Operating Results (amounts in millions) (unaudited)

	Quarter		% Change	Year		% Change
	12/29/07	12/30/06	B/(W)	12/29/07	12/30/06	B/(W)

Company sales	$724	$521	39	$2,075	$1,587	31
Franchise and license fees	25	17	42	69	51	35
Revenues	749	538	39	2,144	1,638	31

Company restaurants
Food and paper	271	184	(47)	756	562	(34)
Payroll and employee benefits	101	72	(42)	273	205	(34)
Occupancy and other operating expenses	225	172	(32)	629	497	(27)
	597	428	(40)	1,658	1,264	(31)
General and administrative expenses	61	48	(21)	151	119	(26)
Franchise and license expenses	—	—	NM	—	—	NM
Closures and impairment expenses	3	4	NM	7	6	NM
Other (income) expense	(11)	(12)	(8)	(47)	(41)	14
	650	468	(39)	1,769	1,348	(31)
Operating profit	$99	$70	44	$375	$290	30

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	37.4	35.5	(1.9) ppts.	36.4	35.4	(1.0) ppts.
Payroll and employee benefits	14.0	13.7	(0.3) ppts.	13.2	12.9	(0.3) ppts.
Occupancy and other operating expenses	31.2	33.0	1.8 ppts.	30.3	31.3	1.0 ppts.
Restaurant margin	17.4%	17.8%	(0.4) ppts.	20.1%	20.4%	(0.3) ppts.

See accompanying notes. China Division includes mainland China, Thailand and KFC Taiwan
Yum! Brands, Inc. INTERNATIONAL DIVISION Operating Results (amounts in millions) (unaudited)

	Quarter		% Change	Year		% Change
	12/29/07	12/30/06	B/(W)	12/29/07	12/30/06	B/(W)

Company sales	$770	$687	12	$2,507	$1,826	37
Franchise and license fees	188	157	20	568	494	15
Revenues	958	844	13	3,075	2,320	33

Company restaurants
Food and paper	233	211	(11)	751	588	(28)
Payroll and employee benefits	203	175	(16)	655	448	(46)
Occupancy and other operating expenses	248	224	(11)	794	566	(40)
	684	610	(12)	2,200	1,602	(37)
General and administrative expenses	136	106	(29)	375	293	(28)
Franchise and license expenses	—	3	NM	11	12	6
Closures and impairment expenses	6	8	NM	14	16	NM
Other (income) expense	(1)	(2)	(27)	(5)	(10)	(46)
	825	725	(14)	2,595	1,913	(36)
Operating profit	$133	$119	11	$480	$407	18

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	30.2	30.6	0.4 ppts.	29.9	32.2	2.3 ppts.
Payroll and employee benefits	26.3	25.5	(0.8) ppts.	26.1	24.6	(1.5) ppts.
Occupancy and other operating expenses	32.2	32.6	0.4 ppts.	31.7	31.0	(0.7) ppts.
Restaurant margin	11.3%	11.3%	—	12.3%	12.2%	0.1 ppts.

Operating margin	13.9%	14.2%	(0.3) ppts.	15.6%	17.6%	(2.0) ppts.

See accompanying notes. As discussed further at note (e), Company sales increased $61 million and $576 million, restaurant profit increased $7 million and $59 million, franchise fees decreased $2 million and $19 million, and general and administrative expenses increased $3 million and $33 million compared to the quarter and year ended December 30, 2006, respectively, due to the ownership structure change of the Pizza Hut United Kingdom business.

Yum! Brands, Inc. UNITED STATES Operating Results (amounts in millions) (unaudited)

	Quarter		% Change	Year		% Change
	12/29/07	12/30/06	B/(W)	12/29/07	12/30/06	B/(W)

Company sales	$1,348	$1,437	(6)	$4,518	$4,952	(9)
Franchise and license fees	207	197	5	679	651	4
Revenues	1,555	1,634	(5)	5,197	5,603	(7)

Company restaurants
Food and paper	396	408	3	1,317	1,399	6
Payroll and employee benefits	416	434	4	1,377	1,489	7
Occupancy and other operating expenses	373	400	7	1,221	1,340	9
	1,185	1,242	5	3,915	4,228	7
General and administrative expenses	157	166	5	510	546	7
Franchise and license expenses	10	8	(16)	29	23	(24)
Closures and impairment expenses	14	22	NM	14	37	NM
Other (income) expense	(7)	(2)	NM	(10)	6	NM
	1,359	1,436	5	4,458	4,840	8
Operating profit	$196	$198	(1)	$739	$763	(3)

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	29.4	28.4	(1.0) ppts.	29.2	28.2	(1.0) ppts.
Payroll and employee benefits	30.9	30.2	(0.7) ppts.	30.5	30.1	(0.4) ppts.
Occupancy and other operating expenses	27.6	27.9	0.3 ppts.	27.0	27.1	0.1 ppts.
Restaurant margin	12.1%	13.5%	(1.4) ppts.	13.3%	14.6%	(1.3) ppts.

Operating margin	12.7%	12.1%	0.6 ppts.	14.2%	13.6%	0.6 ppts.

See accompanying notes.
Yum! Brands, Inc. Consolidated Balance Sheets (amounts in millions)

	(unaudited)
	12/29/07	12/30/06
ASSETS
Current Assets
Cash and cash equivalents	$789	$319
Accounts and notes receivable, less allowance: $21 in 2007 and $18 in 2006	225	220
Inventories	128	93
Prepaid expenses and other current assets	131	138
Deferred income taxes	105	57
Advertising cooperative assets, restricted	72	74
Total Current Assets	1,450	901
Property, plant and equipment, net of accumulated depreciation and amortization of $3,283 in 2007 and $3,146 in 2006	3,849	3,631
Goodwill	672	662
Intangible assets, net	333	347
Investments in unconsolidated affiliates	153	138
Other assets	454	369
Deferred income taxes	313	320
Total Assets	$7,224	$6,368
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and other current liabilities	$1,650	$1,386
Income taxes payable	32	37
Short-term borrowings	288	227
Advertising cooperative liabilities	72	74
Total Current Liabilities	2,042	1,724
Long-term debt	2,924	2,045
Other liabilities and deferred credits	1,117	1,147
Total Liabilities	6,083	4,916

Shareholders’ Equity
Preferred stock, no par value, zero shares and 250 shares authorized in 2007 and 2006, respectively; no shares issued	—	—
Common stock, no par value, 750 shares authorized; 499 shares and 530 shares issued in 2007 and 2006, respectively	—	—
Retained earnings	1,121	1,608
Accumulated other comprehensive income (loss)	20	(156)
Total Shareholders’ Equity	1,141	1,452
Total Liabilities and Shareholders’ Equity	$7,224	$6,368

See accompanying notes.
Yum! Brands, Inc. Consolidated Statements of Cash Flows (amounts in millions)

	Year
	(unaudited)
	12/29/07	12/30/06
Cash Flows – Operating Activities
Net income	$909	$824
Depreciation and amortization	542	479
Closures and impairment expenses	35	59
Refranchising (gain) loss	(11)	(24)
Contributions to defined benefit pension plans	(1)	(43)
Deferred income taxes	(95)	(30)
Equity income from investments in unconsolidated affiliates	(51)	(51)
Distributions of income received from unconsolidated affiliates	40	32
Excess tax benefit from share-based compensation	(76)	(65)
Share-based compensation expense	61	65
Change in accounts and notes receivable	(4)	24
Change in inventories	(31)	(3)
Change in prepaid expenses and other current assets	(6)	(33)
Change in accounts payable and other current liabilities	118	(30)
Change in income taxes payable	70	10
Other non-cash charges and credits, net	65	85
Net Cash Provided by Operating Activities	1,565	1,299

Cash Flows – Investing Activities
Capital spending	(742)	(614)
Proceeds from refranchising of restaurants	117	257
Acquisition of remaining interest in unconsolidated affiliate, net of cash assumed	—	(178)
Proceeds from sale of interest in Japan
unconsolidated affiliate	128	—
Acquisition of restaurants from franchisees	(4)	(7)
Short-term investments	6	39
Sales of property, plant and equipment	56	57
Other, net	7	(30)
Net Cash Used in Investing Activities	(432)	(476)

Cash Flows – Financing Activities
Proceeds from long-term debt	1,195	300
Repayments of long-term debt	(24)	(211)
Revolving credit facilities, three months or less, net	(149)	(23)
Short-term borrowings by original maturity
More than three months - proceeds	1	236
More than three months - payments	(184)	(54)
Three months or less, net	(8)	4
Repurchase shares of Common Stock	(1,410)	(983)
Excess tax benefit from share-based compensation	76	65
Employee stock option proceeds	112	142
Dividends paid on Common Shares	(273)	(144)
Other, net	(12)	(2)
Net Cash Used in Financing Activities	(676)	(670)
Effect of Exchange Rate on Cash and Cash Equivalents	13	8
Net Increase (Decrease) in Cash and Cash Equivalents	470	161
Cash and Cash Equivalents - Beginning of Period	319	158
Cash and Cash Equivalents - End of Period	$789	$319

See accompanying notes.
Notes to the Consolidated Summary of Results, Consolidated Balance Sheets and Consolidated Statements of Cash Flows
(amounts in millions, except per share amounts)
(unaudited)

(a)	Percentages may not recompute due to rounding.

(b)	Amounts presented as of and for the quarter and year ended December 29, 2007 are preliminary.

(c)	On May 17, 2007, the Company announced that its Board of Directors approved a two-for-one split of the Company's outstanding shares of Common Stock. The stock split was effected in the form of a stock dividend and entitled each shareholder of record at the close of business on June 1, 2007 to receive one additional share for every outstanding share of Common Stock held. The stock dividend was distributed on June 26, 2007, with approximately 261 million shares of Common Stock distributed. All per share and share amounts in the accompanying Consolidated Summary of Results and Consolidated Balance Sheets have been adjusted to reflect the stock split.

(d)	Other (income) expense primarily includes equity income from our investments in unconsolidated affiliates in our China and International Divisions. In the quarter ended December 29, 2007, other (income) expense also includes recognition of $11 million of income from a recovery from an insurance carrier related to a lawsuit against Taco Bell Corp that was settled in 2004 (the Wrench litigation). In the quarter ended March 24, 2007, other (income) expense also included recognition of income of $5 million associated with receipt of payment for a note receivable arising from the 2005 sale of our fifty percent interest in the entity that operated almost all KFCs and Pizza Huts in Poland and the Czech Republic to our then partner in the entity. In the quarter ended March 25, 2006, other (income) expense also included an $8 million charge associated with the termination of a beverage agreement in the United States segment.

(e)	During the fourth quarter of 2006, we completed the acquisition of the remaining fifty percent ownership interest of our Pizza Hut United Kingdom ("PHUK") unconsolidated affiliate. This unconsolidated affiliate owned over 500 restaurants in the United Kingdom. Prior to this acquisition, we accounted for our interest under the equity method. In 2007 and subsequent to the acquisition in 2006, our financial statements are presented consolidating the PHUK's results of operations and cash flows. As a result of this acquisition, company sales increased $61 million and $576 million, restaurant profit increased $7 million and $59 million, franchise fees decreased $2 million and $19 million and general and administrative expenses increased $3 million and $33 million compared to the quarter and year ended December 30, 2006, respectively. The impacts on operating profit and net income were not significant.

(f)

In December 2007, we sold our interest in our unconsolidated affiliate in Japan for $128 million (includes the impact of related foreign currency contracts that were settled in December 2007). The international subsidiary that owned this interest operates on a fiscal calendar with a period end that is approximately one month earlier than our consolidated period close. Thus, the pre-tax gain on the sale of this investment of approximately $87 million will be recorded in the first quarter of 2008. However, the cash proceeds from this transaction were transferred from our international subsidiary to the U.S. in December 2007 and are thus reported on our Consolidated Statement of Cash Flows for the year ended December 29, 2007. The offset to this cash on our Consolidated Balance Sheet at December 29, 2007 is in Accounts payable and other current liabilities.

CONTACT:
Yum! Brands Inc.
Analysts:
Tim Jerzyk, 502-874-8006
Senior Vice President, Investor Relations/Treasurer
or
Pat Grismer, 502-874-8320
Vice President Investor Relations/Corporate Strategy
or
Quan Nghe, 502-874-8918
Director Investor Relations
or
Media:
Amy Sherwood, 502-874-8200
Vice President Public Relations